SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
Act of 1934



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Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

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            (as permitted by Rule 14a-6(e)(2))
[ X ]     Definitive Proxy Statement
[   ]     Definitive Additional Materials
[   ]     Soliciting Material Pursuant to 240.1a-11(c)
            or 240.1a-12


                                 Taco Cabana, Inc.
                 (Name of Registrant as Specified In Its Charter)

      (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ X ]  No fee required.
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            pursuant to Exchange Act Rule 0-11: (set forth amount on which the filing  is  calculated and state how it was determined):

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           filing by registration statement number, or the Form or
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                                Taco Cabana, Inc.
                            8918 Tesoro Dr., Suite 200
                             San Antonio, Texas  78217


                     Notice of Annual Meeting of Stockholders
                                 August 12, 1997


TO THE STOCKHOLDERS OF
TACO CABANA, INC.:

      Notice is hereby given that the Annual Meeting  of
Stockholders   of   Taco  Cabana,   Inc.,   a   Delaware
corporation (the "Company"), will be held at the  Harvey
Hotel, 4545 W. John Carpenter Freeway, Irving, Texas, on
Tuesday,  August  12,  1997,  at  10:00  a.m.,   Central
Daylight Time for the following purposes:

     1.) To elect five directors.

    2.) To vote upon a proposal to amend the Taco Cabana
1994 Stock Option Plan (the "1994 Option Plan") to increase the number of shares of the Company's Common
Stock authorized for issuance under the 1994 Option Plan from 500,000 shares to 1,250,000 shares.

     3.) To transact such other business as may properly come before the meeting or any adjournment thereof.

      The Board of Directors has fixed the close of business on Monday, June 30, 1997 as the record date for the determination of stockholders entitled to vote at the meeting.

     We hope that you will be able to attend the meeting in person, but if you are unable to do so, please fill in, sign and promptly mail back the enclosed proxy form, using the return envelope provided. If for any reason you should subsequently change your plans, you can of course revoke the proxy at any time before it is actually voted.

                          BY ORDER OF THE BOARD OF DIRECTORS



                          David G. Lloyd
                          Secretary

San Antonio, Texas
July 11, 1997



                    TACO CABANA, INC.
                    PROXY STATEMENT
         FOR THE ANNUAL MEETING OF STOCKHOLDERS
              TO BE HELD AUGUST  12, 1997

                      THE MEETING

       This   Proxy  Statement  is  furnished   to   the
stockholders   of   Taco  Cabana,   Inc.,   a   Delaware
corporation,  in  connection with  the  solicitation  of
proxies by the Board of Directors of the Company for use
at  the  Annual  Meeting  of  Stockholders  to  be  held
Tuesday,  August  12, 1997 (the "Meeting").  This  Proxy
Statement,  the  accompanying proxy, and  the  Company's
Annual   Report  are  being  sent  or   given   to   the
stockholders of the Company on or about July 11, 1997.

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company's
Common Stock is necessary to constitute a quorum at the Meeting. Pursuant to applicable Delaware law, only votes cast "for" a matter constitute affirmative votes. Votes
"withheld" or abstaining from voting are counted for quorum purposes, but since they are not cast "for" a particular matter, they will have the same effect as negative votes or votes "against" a particular matter.
In deciding all questions, a holder of Common Stock is entitled to one vote, in person or by proxy, for each share held on the record date.

      Proxies in the form enclosed will be voted at the Meeting, if properly executed, returned to the Company prior to the Meeting and not revoked. A proxy may be revoked at any time before it is voted by giving written notice of revocation to the Secretary of the Company prior to the convening of the Meeting, or by presenting another proxy card with a later date. If you attend the Meeting and desire to vote in person, you may request that your previously submitted proxy card not be used.

      The  record date for stockholders entitled to vote
at  the  Meeting  is  June 30, 1997.  At  the  close  of
business  on June 30, 1997, the Company had  issued  and
outstanding   and  entitled  to  vote  at  the   Meeting
15,346,537  shares  of Common Stock  (excluding  360,000
shares  of  treasury stock). As of June  30,  1997,  the
directors and executive officers of the Company owned  a
total of 95,367 shares of the Company's Common Stock, or
approximately  0.6%  of  the  total  number  of   shares
outstanding and entitled to vote at the Meeting.


                   PRINCIPAL STOCKHOLDERS

      The following table sets forth certain information concerning the beneficial ownership of the Company's Common Stock as of May 30, 1997, by: (i) each person known by the Company to be the beneficial owner of more than 5% of its
Common  Stock,  (ii)  each named executive  officer  of  the
Company, (iii) each director and director nominee of the Company, and (iv) all directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.


     Name                              Shares Beneficially Owned
     --------------------------        -------------------------
                                          Number      Percent
                                       -----------    ----------

     Stephen V. Clark (1)                     80,000      *

     James A. Eliasberg(2)                   188,750    1.2%

     David G. Lloyd(3)                        31,800      *

     William J. Nimmo                          3,817      *

     Richard Sherman(4)                       73,003      *

     Cecil Schenker(5)                        93,503      *

     Lionel Sosa (6)                               -      -

     Massachusetts Financial
     Services Co. (7)                      1,305,370    8.1%

     Smith Barney Inc.,
        Smith  Barney  Holdings,Inc.
        Travelers Group Inc. (8)           2,190,801   13.6%

     Dimensional Fund Advisors, Inc. (9)     995,564    6.2%

     Crown Capital Management,Ltd. (10)      364,900    2.3%

     Crown-Glynn Advisors, Ltd. (10)         490,750    3.1%

     Glynn  Capital  Management(10)          855,650    5.5%

     Crown Advisors, Ltd. (10)               855,650    5.5%

     David Bellet (10)                       855,650    5.5%

     John  Walter  Glynn,   Jr. (10)         855,650    5.5%

     Chester A. Siuda (10)                   855,650    5.5%

     Jeffrey S. Hamren (10)                  858,650    5.5%

     Daryl Messinger (10)                    855,650    5.5%

     Margaret S. McNamara (10)               857,650    5.5%

     Steve Rosston (10)                      855,650    5.5%


     All directors and officers
     as a group (6 persons)(11)              470,873    2.9%

     * Less than 1%

     (1)  Includes    80,000    shares   subject   to   presently
          exercisable  options  (or those exercisable  within  60
          days).  Excludes  120,000 shares issuable  pursuant  to
          options   which  are  not  currently  exercisable   (or
          exercisable within 60 days).
     (2)  Includes    104,000   shares   subject   to   presently
          exercisable  options  (or those exercisable  within  60
          days).  Excludes  120,000 shares issuable  pursuant  to
          options   which  are  not  currently  exercisable   (or
          exercisable within 60 days).
     (3) Includes 25,000 shares issuable pursuant to presently exercisable options (or those exercisable within 60 days). Excludes 75,000 shares issuable pursuant to options which are not currently exercisable (or exercisable within 60 days).
    (4)   Represents shares subject to presently exercisable
          options (or those exercisable within 60 days).
          Excludes  24,000  shares issuable pursuant to options
          which  are  not  currently exercisable (or  exercisable
          within 60 days).
    (5)   Represents shares subject to presently exercisable
          options (or those exercisable  within 60 days).
          Excludes 24,000 shares issuable pursuant to options
          which are not currently exercisable (or exercisable
          within 60 days).
    (6)   Mr. Sosa is a nominee for director.
    (7)   Based  upon  Schedule  13G, filed jointly  in  February
          1996,   and   amended  in  February  1997,   indicating
          beneficial ownership as stated in the table, and shared dispositive power as to all shares beneficially owned.
          Included   in   the  joint  filing  were  Massachusetts
          Financial Services Company ("MFS"), indicating
          beneficial ownership of 1,305,370 shares and sole dispositive power as to 1,305,370 shares and MFS Series Trust II - MFS Emerging Growth Fund ("MEG"), indicating 962,395 shares beneficially owned by MFS as well as MEG. Address: 500 Boylston Street, Boston,
          Massachusetts 02116.
    (8)   Based  on Schedule 13G, filed jointly  in October 1995,
          and amended in January 1997, indicating beneficial ownership as stated in the table. Included in the joint filing were Smith Barney Inc. ("SB"), indicating shared voting and dispositive power as to 1,415,801 shares, and sole voting and dispositive power as to 0 shares; Smith Barney Holdings Inc. ("SB Holdings"), indicating shared voting and dispositive power as to 2,190,801, and  sole voting and dispositive power as to 0  shares;
          and Travelers Group Inc. ("TRV"), indicating shared voting and dispositive power as to 2,190,801, and sole voting and dispositive power as to 0 shares. Address:
          388 Greenwich Street, New York, New York 10013.
    (9)   Based   on  Schedule  13G,  filed  in  February   1997,
          indicating beneficial ownership and sole dispositive power as stated in the table and sole voting power as to 665,464 shares. Address: 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.
   (10) Based on Schedule 13G, filed in February 1997, indicating beneficial ownership as stated in the table and shared voting power, sole dispositive power and shared dispositive power as indicated below:

                                       Shared Voting  Sole Dispositive  Shared Dispositive
Name                                       Power             Power           Power
---------------------------------      -------------  ----------------  --------
Crown Capital Management, Ltd.(a)          364,900          -           364,900
Crown-Glynn Advisors,Ltd.(a)               490,750          -           490,750
Glynn Capital Management(b)                855,650          -           855,650
Crown Advisors, Ltd.(a)                    855,650          -           855,650
David Bellet (c)                           855,650          -           855,650
John Walter Glynn, Jr.(b)                  855,650          -           855,650
Chester A. Suida (a)                       855,650          -           855,650
Jeffrey S. Hamren (a)                      855,650         3,000        855,650
Daryl Messinger (b)                        855,650          -           855,650
Margaret S. McNamara (a)                   855,650         2,000        855,650
Steve Rosston (b)                          855,650          -           855,650


     Address: (a) 67 East Park Place, 8th floor, Morristown,
     NJ  07960; (b) 3000 Sand Hill Road, Building 4, Suite
     235, Menlo Park, CA  94025: (c ) 60 East 42nd Street,
     New York, NY  10165.

(11) Includes 375,506 shares subject to presently exercisable options (or those exercisable within 60 days). Excludes 363,000 shares issuable pursuant to options which are not currently exercisable (or exercisable within 60 days).

                         PROPOSAL 1
                    ELECTION OF DIRECTORS

  At the Annual Meeting five directors are to be elected by plurality of the votes cast by the holders of the shares of outstanding Common Stock of the Company. Under applicable Delaware law, in tabulating the vote, broker nonvotes will be disregarded and have no effect on the outcome of the vote. Each outstanding share of Common
Stock entitles the holder thereof to one vote with respect to the election of the five director positions to be filled at this meeting. The nominees for director are Stephen V. Clark, William J. Nimmo, Richard Sherman,
Cecil Schenker and Lionel Sosa. All of the nominees, except Lionel Sosa, are presently directors of the Company. For information concerning the backgrounds of such nominees, see "Directors and Executive Officers" on page 6.

   The  enclosed Proxy, if properly signed and  returned
will  be  voted FOR the election of these five  nominees
unless  authority  to  vote is withheld.  The  Board  of
Directors  has  no reason to believe that  any  of  such
nominees  will  be unable to serve if  elected.  In  the
event  any  of  such  nominees  become  unavailable  for
election,  votes  will  be cast, pursuant  to  authority
granted  by  the  enclosed Proxy,  for  such  substitute
nominee  as may be designated by the Board of Directors.
All  directors will hold office until the annual meeting
of  stockholders  to  be held in 1998  and  until  their
successors have been duly elected and qualified,  unless
prior  to  such  meeting  a  director  resigns  or   his
directorship otherwise becomes vacant.

   THE  BOARD  OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS
VOTE "FOR" THE ELECTION OF THE DIRECTOR NOMINEES.






              Directors and Executive Officers

     The directors and executive officers of the Company and their respective ages are as follows:

     Name                     Age      Position
     -------------------      ----     ------------------------
     Stephen V. Clark          43      Chief Executive Officer,
                                       President and Director

     James A. Eliasberg        39      Executive Vice President and
                                       General Counsel

     David G. Lloyd            34      Senior Vice President -
                                       Finance, Chief Financial
                                       Officer, Secretary and
                                       Treasurer

     Douglas Gammon            50      Senior Vice President -
                                       Human Resources and People

     William J. Nimmo          43      Director

     Richard Sherman           53      Director

     Cecil Schenker            55      Director

     Lionel Sosa               58      Nominee for Director


      Mr. Clark has served as the Company's Chief Executive Officer since November 1996, and as the President, Chief Operating Officer, and as a Director since April 1995. Prior to that, Mr. Clark was with Church's Chicken, a division of America's Favorite Chicken, for eighteen years with his final title having been Senior Vice President and Concept General Manager. He also served on the executive committee of America's Favorite Chicken and was on the Board of Directors of Church's Operators Purchasing Association. In his final position with America's Favorite Chicken, Mr. Clark was primarily responsible for the day-to-day operations of over 1100 company-owned and franchised units with aggregate sales volume in excess of $600 million.

      Mr. Eliasberg has served as the Company's Executive Vice President and General Counsel since April 1995. From January 1991 to April 1995, Mr. Eliasberg served as the Company's Senior Vice President and General Counsel. Prior to that, Mr. Eliasberg was engaged in the private practice of law in Southern California at the law firms of Fierstein & Sturman (March 1989 to January 1991), Hill, Wynne, Troop & Meisinger (May 1986 to February 1989) and Jones, Day, Reavis & Pogue (October 1984 to March 1986). In addition to supervising all of the Company's legal affairs, Mr. Eliasberg's responsibilities include real estate, construction and franchise development. Mr. Eliasberg is a graduate of the University of Chicago law school.

      Mr. Lloyd joined the Company in October 1994 as Vice President - Finance, Chief Financial Officer, Secretary and Treasurer and was promoted to Senior Vice President in May 1996. From August 1985 to October 1994, Mr. Lloyd served in various capacities with Deloitte & Touche (the Company's independent auditors), with his last position being Senior Audit Manager. Mr. Lloyd is a certified public accountant.

      Mr. Gammon joined the Company in March 1997 as Senior Vice President, Human Resources and People Development. From December 1989 to March 1997 Mr. Gammon served as Vice President of Human Resources at Marriott International which has over 15,000 employees in 50 states. Mr. Gammon has over 18 years of experience in the Human Resources field as well as over six years experience in restaurant operations. He was the past President for the Council of Hotel and Restaurant Trainers.

     Mr. Nimmo has served as a director of the Company since November 1991. Since January 1997, Mr. Nimmo has been a Partner with Halpern, Denny & Co., a venture capital firm in Boston Massachusetts. Prior to that, Mr. Nimmo served as Managing Director of Cornerstone Equity Investors, Inc., and its predecessor firm, Prudential Equity Investors, Inc., since September 1989. For the ten years prior to that, Mr. Nimmo was a Vice President of J.P. Morgan & Co.

      Mr. Sherman has been a director of the Company since November 1991. Mr. Sherman is a private investor and retail consultant. Mr. Sherman served as President and Chief Executive Officer of Rally's, Inc. from September 1987 to January 1991. From August 1989 to January 1991, he also served as Chairman of the Board of Rally's, Inc. Mr. Sherman currently serves as a member of the Board of Trustees of Paul Quinn College in Dallas, Texas and as a director of Reed's Jewelers, Inc., Papa John's International, Inc., and PJ America, Inc.

      Mr. Schenker has been a director of the Company since January 1992. Mr. Schenker is a corporate securities attorney and is the managing partner of the San Antonio, Texas office of the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P., of which Mr. Schenker has been a partner, through his professional corporation since January of 1984. Akin, Gump, Strauss, Hauer & Feld, L.L.P. has regularly performed legal services for the Company. See "Compensation Committee Interlocks and Insider Participation." Mr. Schenker is also a director of Lot$ Off Corporation, formerly 50-Off Stores, Inc.

      Mr. Sosa, a nominee for Director, has served as the Chief Executive Officer of KJS Marketing Agency since January 1996. From 1994 to 1996 he served as Chairman of DMB&B/Americas, a network of advertising agencies in the U.S. and Latin America. In 1980 Mr. Sosa founded the agency of Sosa, Bromley, Aguilar, Noble & Associates, an advertising agency specializing in Hispanic marketing in the U.S. Mr. Sosa sold Sosa, Bromley, Aguilar, Noble & Associates in 1994. Mr. Sosa is currently a Director of the Children's Television Workshop Network.

      The Board of Directors has a compensation and stock option committee and an audit committee, each of which currently consists of William J. Nimmo, Richard Sherman and Cecil Schenker. The Board of Directors does not currently have a nominating committee. All directors serve for a term of one year and until their successors are duly elected. Each director who is not also an employee of the Company receives an annual retainer of $25,000, and an attendance fee of $2,500 per Board meeting for up to four meetings each year. All non-employee directors are reimbursed for their expenses. The Board of Directors met four times during 1996. Each incumbent director attended at least 75% of the aggregate number of Board meetings and meetings of Board committees of which he was a member held during 1996.

      The compensation and stock option committee monitors and makes recommendations to the Board with respect to compensation programs for officers and directors and administers the Company's Stock Option Plan. The compensation and stock option committee met two times during 1996. It is anticipated that, if all nominees are elected to the Board of Directors, the Board will appoint Lionel Sosa to the compensation and stock option committee and Cecil Schenker will resign from such committee. Mr. Schenker, because of his performance of legal services for the Company, does not qualify as a "Non-Employee Director" under new SEC regulations governing option plan administration.

      The audit committee considers the adequacy of the internal controls of the Company and the objectivity of financial reporting; meets with the independent certified public accountants and appropriate Company financial personnel about these matters; and recommends to the Board the appointment of the independent certified public accountants. The audit committee met two times in 1996.


Compliance with Section 16(a) of the Securities Exchange Act of 1934

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires each director and executive officer of the Company, and each person who owns more than 10% of a registered class of the Company's equity securities to file by specific dates with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of change in ownership of Common Stock and other equity securities of the Company. Officers, directors and 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. The Company is required to report in this report any failure of its directors and executive officers to file by the relevant due date any of these reports during the Company's fiscal year.

      To  the Company's knowledge, all Section 16(a)  filing
requirements   applicable   to   the   Company's   officers,
directors, and 10% stockholders were complied with.



                   EXECUTIVE COMPENSATION

   Executive  compensation is set at  levels  which  are
sufficiently competitive with companies of similar  size
and type to permit the Company to attract and retain the
best possible individuals. Compensation is structured to
provide  incentives  for executive  officer  performance
that results in continuing improvements in the Company's
financial results, over both the short term and the long
term.   Compensation  is  also  designed  to  align  the
interests   of   the   Company's  executives   and   its
shareholders by providing for payment of a significant portion of incentive compensation in the form of stock options. Moreover, each executive officer's compensation is based upon both individual and Company performance.

   As may be seen from the Summary Compensation Table included on page 10, the compensation of executive officers consists of three principal parts, each of which is reviewed regularly by the committee.

   Salaries  shown  in  the Summary  Compensation  Table
represent   the   fixed  portion  of  compensation   for
executive officers for the year. Changes in salary depend upon Company as well as individual performance.

   The bonuses shown in the Summary Compensation Table are paid in cash to executive officers and depend upon the financial and strategic accomplishments of the Company. The Committee also has discretion to modify the bonus based upon individual performance, including the individual's progress in implementing the Company's goals.

   The  third principal component of compensation arises
from  the  Company's grant of stock options to executive
officers  (the  Company's  Stock  Option  Plan  actually
covers several levels of employees). The Committee  sets
the  number of options to be granted based on a  variety
of   factors,  including,  principally,  salary   grade,
Company and individual performance and individual levels of stock ownership. All options under the Plan are granted at fair market value, and therefore any value which ultimately accrues to executive officers is based entirely on the Company's performance, as perceived by investors who establish the price for the Company's
Common Stock.

  A written employment agreement served as the principal
basis  of  Mr. Clark's compensation during 1996.  During
1996  Mr. Clark's annual salary was adjusted to  reflect
his   responsibilities,   experience,   his   individual
performance and important contributions to the  Company.
On  November 15, 1996, Mr. Clark was promoted  to  Chief
Executive Officer.


Respectfully submitted,
THE COMPENSATION AND STOCK OPTION  COMMITTEE
Richard Sherman, William J. Nimmo, Cecil Schenker


      Summary Compensation Table. The following table sets forth certain information concerning the compensation earned during the Company's last three fiscal years by the Company's Chief Executive Officer and the Company's only two other executive officers (collectively the "named executive officers"):

                                    Summary Compensation Table
                           Annual Compensation     Long-Term Compensation
                           -------------------     ----------------------

                                                    Awards    Payouts
                                                    -----     -------
                                        Other                Secur-
                                        Annual   Restrict-    ities           All Other
                                        Compen-     ed       Underly   LTIP     Compen-
 Name and   Fiscal    Salary    Bonus   sation    Stock        ing    Payouts   sation
 Principal   Year      ($)       ($)    ($) (1)  Award(s)    Options/   ($)       ($)
 Position                                                    SARS
 ---------  ------    ------    ------  -------  --------    -------- -------  ----------
Stephen V.   1996     233,404      -        -      -             -       -      -
Clark,       1995    152,455(2)  50,000     -      -          200,000    -      -
Chief        1994      -
Executive
Officer,
President ,    -
Chief
Operating
Officer
-----------------------------------------------------------------------------------------
James A.     1996     189,235     -        -       -             -        -
Eliasberg,   1995     175,025     -        -       -          200,000     -      -
Executive    1994     135,000     -        -       -          25,000(4)   -      -
Vice
President
and General
Counsel
-----------------------------------------------------------------------------------------
David G.     1996     135,138     -       -        -             -        -      -
Lloyd,       1995     117,605     -       -        -           75,000     -      -
Senior Vice  1994    15,769(3)    -       -        -           25,000     -      -
President,
Chief
Financial
Officer,
Secretary
and
Treasurer

 __________________
(1) Certain of the Company's executive officers receive personal benefits in addition to salary; however, the Company has concluded that the aggregate amounts of such personal benefits do not exceed the lesser of $50,000 or 10% of annual salary and bonus reported for any named executive officer.

(2)  Mr. Clark joined the Company in April 1995.

(3)  Mr. Lloyd joined the Company in October 1994.

(4) Mr.Eliasberg voluntarily rescinded this option grant in January 1997.


     Employment  Agreements.   The  Company  has   written
employment agreements with Stephen Clark and James Eliasberg. The Company's agreement with Mr. Clark expires in April 1998. Mr. Clark receives a base salary of not less than $200,000 per year during the term of his contract. Additionally, Mr. Clark can be paid a bonus based on the Company's achievement of certain performance goals. Pursuant to such agreement, Mr. Clark has agreed not to participate in any manner, during his term of employment and for two years thereafter, in any business which owns a Mexican fast food restaurant or Mexican "quick service" restaurant in the Continental United States.

      The Company's agreement with Mr. Eliasberg expires in April 1998. Mr. Eliasberg receives a base salary of $185,000 per year during the term of his contract. Additionally, Mr. Eliasberg will be paid a bonus based on the Company's achievement of certain performance goals. Pursuant to such agreement, Mr. Eliasberg has agreed not to participate in any manner, during his term of employment and for two years thereafter, in any business which owns a Mexican fast food restaurant or Mexican "quick service" restaurant in the Continental United States.

Stock Option Plans and Directors' Options

     Under the Taco Cabana, Inc. 1990 Stock Option Plan (the "1990 Option Plan"), amended in August 1992, and the 1994 Stock Option Plan (the "1994 Option Plan") options to purchase up to 1,500,000 and 500,000 shares, respectively, of Common Stock may be granted to employees, outside directors and consultants and advisers of the Company or any subsidiary corporation or entity. The stock is intended to permit the Company to retain and attract qualified individuals who will contribute to its overall success. Shares that by reason of the expiration of an option (other than by reason of exercise) or which are no longer subject to purchase pursuant to an option granted under an Option Plan may be reoptioned thereunder. The 1990 and 1994 Option Plans are administered by a committee of outside directors (the "Committee"). The Committee sets specific terms and conditions of options granted under the 1990 and 1994 Option Plans and administers the 1990 and 1994 Option Plans, as well as the Company's other employee benefit plans which may be in effect from time to time. The Committee currently consists of William J. Nimmo, Cecil Schenker and Richard Sherman. It is anticipated that, if all nominees are elected to the Board of Directors, the Board will appoint Lionel Sosa to the compensation and stock option committee and Cecil Schenker will resign from such committee. Mr. Schenker, because of his performance of legal services for the Company, does not qualify as a "Non-Employee Director" under new SEC regulations governing option plan administration.

      The Company's employees are eligible to receive either incentive stock options or nonqualified stock options or a combination of both, as the Committee determines. Non-employee participants may be granted only nonqualified stock options. Stock options may be granted for a term not to exceed ten years (five years with respect to a holder of 10% or more of the Company's shares in the case of an incentive stock option) and are not transferable other than by will or the laws of descent and distribution. Each option may be exercised within the term of the option pursuant to which it is granted (so long as the optionee, if an employee, continues to be employed by the Company). In addition, an incentive option may be exercised within 90 days after the termination of employment of the optionee (subject to any limitations in the particular option), within one year after termination in case of termination because of disability, or throughout the term of the option in the event of the optionee's death, to the extent in each case the option was exercisable at the termination date. A nonqualified stock option may be exercised for such period, but not later than the expiration date, after termination of employment, disability or death, as may be specified in the particular option.

      The exercise price of all incentive stock options must be at least equal to the fair market value of the Common Stock on the date of grant, or 110% of fair market value with respect to any incentive stock option issued to a holder of 10% or more of the Company's shares. Stock options may be exercised by payment in cash of the exercise price with respect to each share to be purchased, by delivering Common Stock of the Company already owned by such optionee with a market value equal to the exercise price, or by a method in which a concurrent sale of the acquired stock is arranged, with the exercise price payable in cash from such sale proceeds.

      The 1994 Option Plan provides that each outside director will automatically receive a grant of 3,000 nonqualified stock options each year on the fifth business day following the first public release of the Company's audited earnings report on results of operations for the preceding fiscal year. Each such option will become exercisable in whole or in part on the first anniversary of the award through the balance of its ten-year term. Subject to availability of shares allocated to the 1994 Option Plan and not already reserved for other outstanding stock options, outside directors who join the Board in the future will in addition receive an initial grant of options for 20,000 shares, which will become exercisable in five equal increments beginning on the first anniversary of the award and on each of the next four succeeding anniversary dates. Such options will be exercisable for a term of ten years. Such options will be awarded upon their appointment or election to the Board. Options, once granted and to the extent exercisable, will remain exercisable throughout their term, regardless of whether the holder continues as a director. The exercise price of the options is equal to 100% of the fair market value of a share of Common Stock at the time of grant.

      The 1990 Option Plan will terminate on October 14, 2000. The 1994 Option Plan will terminate on October 17,
2004. The Board of Directors may, however, terminate the 1990 and 1994 Option Plans at any time prior to such respective dates. Termination of the 1990 and 1994 Option Plans will not alter or impair, without the consent of the optionee, any of the rights or obligations pursuant to any option granted under the Option Plans.

      As of June 30, 1997, options for 635,158 shares of common stock had been granted under the 1990 Option Plan and were outstanding, with a weighted average exercise price of $6.35 per share, and no additional shares were available for issuance upon exercise of options which may be granted in the future. As of June 30, 1997, options for 861,842 shares had been exercised.

      As of June 30, 1997, options for 491,967 shares of common stock had been granted under the 1994 Option Plan and were outstanding, with a weighted average exercise price of $5.68 per share, and 8,033 additional shares were available for issuance upon exercise of options which may be granted in the future. As of June 30, 1997, no options had been exercised. The Company is proposing at the Annual Meeting to amend the number of shares authorized to be issued thereunder. See "Proposal No. 2 - Amendment to the Taco Cabana, Inc. 1994 Stock Option Plan".



      Stock Option Grant Table. The following table sets forth certain information concerning options granted to the named executive officers during the Company's fiscal year ended December 29, 1996:

               Option Grants in Last Fiscal Year

                                                                         Potential Realizable
                                                                         Value at Assumed
                              Percent of                                 Annual Rates of
                              Total Option                               Stock PRice
                              Grated           Exercise or               Appreciation
                     Options  to Employees in  Base Price   Expiration   for Option Term(2)
Name                 Granted  Fiscal Year       ($/Sh)         Date      5% ($)   10% ($)
                      #(1)
------------------   -------  ---------------  -----------  -----------  --------------------
Stephen V. Clark       -         -                 -            -          -

James A. Eliasberg     -         -                 -            -          -

David G. Lloyd         -         -                 -            -          -



Stock Option Exercises and Holdings Table. The following table provides information concerning the exercise of options and value of unexercised options held by the named executive officers at December 29, 1996:

          Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

               Shares
              Acquired
                on         Value   Number of Unexercised     Value of Unexercised
              Exercise   Realized        Options             In-the-Money Options
Name            (#)        ($)      at Fiscal Year End (#)    at Fiscal Year End ($)(1)
------------- --------   --------  -----------------------   --------------------------
                                   Exercis-     Unexercis-   Exercis-    Unexercis-
                                    able          able        able         able
---------------------------------------------------------------------------------------
Stephen V.       -         -       40,000       160,000      $85,000      $340,000
Clark

James A.         -         -       83,000       166,000     $160,114      $365,038
Eliasberg

David G.         -         -       25,000        75,000      $21,570       $86,280
Lloyd


(1) Values stated are based on the last sale price of $7.31 per share of the Company's Common Stock on the NASDAQ National Market System on December 27, 1996, the last trading day of the fiscal year, and equal the aggregate amount by which the market value of the option shares exceeds the exercise price of such options at the end of the fiscal year.





Compensation Committee Interlocks and Insider Participation

      During  1996,  William J. Nimmo, Richard  Sherman  and
Cecil Schenker served on the Company's compensation and stock option committee.

      Since 1987, the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P., has regularly rendered legal services as counsel to the Company. Cecil Schenker, a director of the Company and a member of the Company's compensation and stock option committee, is the sole shareholder of Cecil Schenker, P.C., a partner of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

     The Company believes that the abilities of Mr. Schenker
to   make   fair  compensation  decisions  have   not   been
compromised by the relationships referred to above.

                   STOCK PERFORMANCE GRAPH

      Comparison of Five Year-Cumulative Total Returns
                    Performance Graph for
                      Taco Cabana, Inc.

                    (GRAPH APPEARS HERE)


                                              NASDAQ Stocks
                                                (SIC 5800-
Measurement                     NASDAQ Stock      5899 US
Period                            Market        Companies)
(Fiscal Year    Taco Cabana,       (US          Eating and
Covered)            Inc.        Companies)       drinking
                                                  places
-----------     ------------   ------------    ------------
12/31/92           122.3          116.3           117.1
12/31/93           163.8          133.5           118.7
12/30/94            83.1          130.5            85.7
12/29/95            46.2          184.5           104.4
12/27/96            67.5          227.2           101.5



Notes:
A. The lines represent monthly index levels derived
   from  compounded  daily returns  that  include  all
   dividends.
B. The  indexes are reweighted daily,  using  the
   market    capitalization on the previous trading day.
C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D. The index level for all series was set to $100.0 on 10/16/92.

*  The  Company's  Common  Stock  commenced  trading  on
October 16, 1992.



                         PROPOSAL 2
  AMENDMENT TO THE TACO CABANA, INC. 1994 STOCK OPTION PLAN

      To ensure the continued availability of the Taco Cabana, Inc. 1994 Stock Option Plan to attract, motivate and retain employees, on June 10, 1997, the Board of Directors, unanimously approved an amendment to the 1994 Option Plan, subject to stockholder approval at the Annual Meeting, to increase the number of shares of Common Stock authorized for issuance under the 1994 Option Plan from 500,000 shares to 1,250,000 shares.

      The 1994 Option Plan is intended to advance the interests of the Company by providing long-term incentives to the Company's employees, directors and consultants. The 1994 Option Plan became effective upon the shareholders approval in November, 1994.

       The   1994  Option  Plan  is  administered   by   the
Compensation  and Stock Option Committee (the  "Committee").
The Committee will set the specific terms and conditions of options granted under the 1994 Option Plan.

      The Company's employees will be eligible to receive either incentive stock options or nonqualified stock options or a combination of both, as the Committee determines. Non-employee participants may be granted only nonqualified stock options. Stock options may be granted for a term not to exceed ten years (five years with respect to a holder of 10% or more of the Company's shares in the case of an incentive stock option) and are not transferable other than by will or the laws of descent and distribution. Each option may be exercised within the term of the option pursuant to which it is granted (so long as the optionee, if an employee, continues to be employed by the Company). In addition, unless a shorter period is specified in a particular option agreement, an option may be exercised within 90 days after the termination of employment of the optionee (subject to any limitations in the particular option), within one year after termination in case of termination because of disability, or throughout the term of the option in the event of the optionee's death, to the extent in each case the option was exercisable at the termination date.

      The exercise price of all nonqualified stock options must be at least equal to 100% of the fair market value of the Common Stock on the date of grant. The exercise price of all incentive stock options must be at least equal to 100% of the fair market value of the Common Stock on the date of grant, or 110% of the fair market value with respect to any incentive stock option issued to a holder of 10% or more of the Company's shares. Stock options may be exercised by payment in cash of the exercise price with respect to each share to be purchased or by delivering Common Stock of the Company already owned by such optionee with a market value equal to the exercise price, or by a method in which a concurrent sale of the acquired stock is arranged, with the exercise price payable in cash from such sale proceeds.

      The  1994  Option  Plan  provides  that  each  outside
director (i.e. non-employee director) will automatically receive a grant of 3,000 nonqualified stock options each year on the fifth business day following the first public release of the Company's audited earnings report on results of operations for the preceding fiscal year. Each such option will become exercisable in whole or in part on the first anniversary of the award through the balance of its ten-year term. Subject to availability of shares allocated to the 1994 Option Plan and not already reserved for other outstanding stock options, each outside director who joins the Board will in addition receive an initial grant of options for 35,000 shares, which will become exercisable in five equal increments beginning on the first anniversary of the award and on each of the next four succeeding anniversary dates. Such options will be exercisable for a term of ten years. Options, once granted and to the extent exercisable, will remain exercisable throughout their term, regardless of whether the holder continues as a director. The option exercise price of the options is equal to 100% of the fair market value of the covered shares of Common Stock at the time of grant.

      The 1994 Option Plan will terminate on October 17, 2004. The Board of Directors may, however, terminate the Option Plan at any time prior to such date. Termination of the 1994 Option Plan will not alter or impair, without the consent of the optionee, any of the rights or obligations pursuant to any option granted under the 1994 Option Plan.

      As of June 30, 1997, options to purchase a total of about 491,967 shares at a weighted average exercise price of $5.68 per share were outstanding under the 1994 Option Plan.

Federal Income Tax Consequences

      The following is a general description of the federal income tax consequences of options granted and exercised under the Option Plan based upon present tax law which is subject to change. Each optionee should consult with his or her own tax advisor with respect to the specific tax treatment of his or her particular transactions under the Plan.

Incentive Stock Options ("ISO")

      A  participant  who is granted an  ISO  recognizes  no
taxable income when the ISO is granted. Generally, no taxable income is recognized upon exercise of an ISO unless the alternative minimum tax applies as described below. Instead, a participant who exercises an ISO recognizes taxable gain or loss when he sells his shares. Any gain or loss recognized on the sale of shares acquired upon exercise of an ISO is taxed as long-term capital gain or loss if the shares have been held for more than one year after the option was exercised and for more than two years after the option was granted. In this event, the Company receives no deduction with respect to the ISO shares. Long-term capital gains of individuals presently may be taxed at lower rates than ordinary income, but the deductibility of capital losses remains subject to limitation.

      If the participant disposes of the shares within one year after the option was exercised or within two years after the option was granted (a "disqualifying disposition"), he recognizes ordinary income on disposition of the shares, to the extent of the difference between the fair market value on the date of exercise (or potentially up to six months thereafter if the participant is subject to
Section 16 (b) of the Exchange Act) and the option price; provided, however, that in the case of a disposition where a loss, if sustained, would be recognized for tax purposes, the ordinary income recognized shall not exceed the net gain upon such disposition. Any additional gain will be taxed as capital gain. Any loss will be taxed as a capital loss. The Company generally receives a corresponding deduction in the year of disposition equal to the amount of ordinary income recognized by the participant.

Effect of Alternative Minimum Tax

      Certain taxpayers who have significant tax preferences (and other items allowed favorable treatment for regular tax purposes) may be subject to the alternative minimum tax ("AMT"). The AMT is payable only if and to the extent that it exceeds the taxpayer's regular tax liability, and any AMT paid generally may be credited against subsequent regular tax liability. For purposes of the AMT, an ISO is treated as if it were an NSO (see below). Thus, the difference between fair market value on the date of exercise (or potentially up to six months thereafter) and the option price is included in income for AMT purposes, and the taxpayer receives a basis equal to such fair market value for subsequent AMT purposes. However, regular tax treatment (see above) will apply for AMT purposes if a disqualifying disposition, where a loss, if sustained, would be recognized, occurs in the same taxable year as the options are exercised.

Nonqualified Stock Options ("NSO")

      The tax treatment of NSOs differs significantly from the tax treatment of ISOs. No taxable income is recognized when an NSO is granted, but upon the exercise of an NSO, the difference between the fair market value of the shares on the date of exercise and the option price is taxable as ordinary income and generally is deductible by the Company. If the participant is subject to Section 16(b) of the Exchange Act, the date for measuring taxable income potentially may be deferred for up to six months after the date of exercise (unless the optionee makes an election under Section 83(b) of the Code within 30 days after exercise), in which case the participant will be taxed currently upon exercise of the NSO in an amount equal to the excess, if any, of the fair market value of the shares at that time over the option price. Any future appreciation in the shares will be treated as capital gain upon the sale or exchange of the shares.

      The affirmative vote of a majority of the shares of Common Stock present and entitled to vote at the Meeting is required to approve the amendment to the Option Plan. The enclosed form of Proxy provides a means for shareholders to vote for said amendment, to vote against it or to abstain from voting with respect to it. Each Proxy received in time for the Meeting will be voted as specified therein. If a shareholder executes and returns a Proxy, but does not specify how the shares represented by such shareholder's Proxy are to be voted, such shares will be voted FOR the approval of the amendment to the Option Plan. In determining whether this proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against this proposal. Broker non-votes will not be counted and will have no effect.

      THE  BOARD  OF DIRECTORS RECOMMENDS THAT  STOCKHOLDERS
VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE OPTION PLAN.



                   INDEPENDENT ACCOUNTANTS

      The  financial  statements and  schedules  of  the
Company  as of December 29, 1996 and for the  year  then
ended  were  audited by Deloitte &  Touche  LLP.  It  is
anticipated  that  if  the  nominees  are   elected   as
directors,  the  new Board of Directors  will  reappoint
such  firm  as independent certified public  accountants
for  the  current  fiscal  year.  A  representative   of
Deloitte & Touche LLP will be present at the Meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

                        ANNUAL REPORT

      The  Company's  Annual Report for the  year  ended
December   29,   1996,  which  includes  the   Company's
financial statements, accompanies this proxy statement, but is not incorporated as part of the proxy statement and is not to be regarded as part of the proxy solicitation material.

                        OTHER MATTERS

      The Company's management knows of no other matters that may properly be, or which are likely to be, brought before the meeting. However, if any other matters are properly brought before the meeting, the persons named in the enclosed proxy, or their substitutes, will vote in accordance with their best judgment on such matters.

                    STOCKHOLDER PROPOSALS

      The Company intends to conduct the next annual meeting of stockholders in approximately August 1998.
Proposals by stockholders intended to be presented at the annual meeting to be held in 1998 must be received by the Company by May 1, 1998 to be included in the Company's proxy statement and form of proxy relating to that meeting. Such proposals should be addressed to the Secretary of the Company at the address indicated in this notice.

            COST AND METHOD OF PROXY SOLICITATION

     The accompanying Proxy is being solicited on behalf
of  the  Board of Directors of the Company.  The expense
of preparing, printing and mailing the form of Proxy and
the  material used in the solicitation thereof  will  be
borne  by  the Company. In addition to the  use  of  the
mails,  proxies may be solicited by personal  interview,
telephone  and  telegram  by  directors,  officers   and
employees of the Company. Arrangements may also be  made
with brokerage houses and other custodians, nominees and
fiduciaries for forwarding of solicitation materials  to
the beneficial owners of stock held by such persons, and
the  Company  may reimburse them for reasonable  out-of-
pocket   expenses   incurred  by  them   in   connection
therewith.

                   By Order of the Board  of  Directors



                   David G. Lloyd
                   Secretary